Exhibit 2.2

AMENDMENT NO. 1
TO
STOCK PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT, dated as of May 4, 2004 (this “Amendment”), is made by and between OneBeacon Insurance Company, a stock insurance company duly organized and existing under the laws of the Commonwealth of Pennsylvania (the “Seller”), and Specialty Underwriters’ Alliance, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

     WHEREAS, the Seller and the Purchaser have previously entered into that certain Stock Purchase Agreement, dated as of March 22, 2004 (the “Stock Purchase Agreement”), whereby the Seller agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Seller, all of the issued and outstanding shares of capital stock of Potomac Insurance Company of Illinois, on the terms and subject to the conditions set forth therein; and

     WHEREAS, the Seller and the Purchaser now wish to amend the Stock Purchase Agreement pursuant to Section 11.4 thereof.

     NOW, THEREFORE, in consideration of the premises and the respective agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1. Definitions. Capitalized terms used, but not defined, herein shall have the respective meanings ascribed to such terms in the Stock Purchase Agreement.

ARTICLE II

AMENDMENT OF STOCK PURCHASE AGREEMENT

     Section 2.1. Amendment of Section 10.4 – Termination.

     (a) Section 10.4 of the Stock Purchase Agreement is hereby amended by deleting all the text following the first proviso in subsection (c) and substituting the following in place thereof:

“provided, that in lieu of exercising its right to terminate this Agreement pursuant to this Section 10.4(c) the Seller shall allow the Purchaser to elect, in the Purchaser’s sole discretion but without any affirmative obligation to do so, to extend the time by which the Purchaser must deliver a Commitment Opinion to the Seller to July 15, 2004 (the “Extension”) by, (x) on or before May 15, 2004, delivering written notice to the Seller stating such election (the “Extension Notice”) and (y) paying the Seller an additional two hundred and fifty thousand dollar ($250,000) advance payment on the Purchase Price (by wire transfer of immediately available funds to an account designated in writing by the Seller to the Purchaser) in two (2) installments as follows (A) one hundred and twenty-five thousand dollars ($125,000) concurrently with the delivery of the Extension Notice to the Seller (the “First Installment”) and (B) one hundred and twenty-five thousand dollars ($125,000) on or before June 3, 2004 (the “Second Installment”); provided, further, that the First Installment and the Second Installment shall each be fully-earned and non-refundable at the time the Purchaser makes each such payment to the Seller, regardless of whether the Closing shall fail to occur for any reason whatsoever (other than a termination of this Agreement by the Purchaser pursuant to Section 10.4(a), but not for any actual or alleged failure of the Seller to perform its obligations pursuant to Section 4.5(b)); provided, still further, that if either (x) the Purchaser shall fail to timely pay either the First Installment or the Second Installment or (y) the Extension is granted and the Purchaser shall not have delivered a Commitment Opinion to the Seller on or before July 15, 2004, the Seller may immediately terminate this Agreement and the transactions contemplated hereby shall be deemed abandoned; or”

ARTICLE III

MISCELLANEOUS

     Section 3.1. Interpretation. The term “Agreement” as used in the Stock Purchase Agreement shall be deemed to refer to the Stock Purchase Agreement as amended hereby.

     Section 3.2. Continuing Effect of Stock Purchase Agreement. This Amendment shall not constitute an amendment or waiver of any provision of the Stock Purchase Agreement not expressly referred to herein. The Stock Purchase Agreement shall remain in full force and effect as amended hereby.

     Section 3.3. Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws that would require application of the law of a jurisdiction other than the State of New York.

     Section 3.4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission, which transmission shall be deemed delivery of an originally executed document.

[REMAINDER OF PAGE INTENTIONALLY BLANK, SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ONEBEACON INSURANCE COMPANY

By:	/s/Gregory P. Winn
	Name:	Gregory P. Winn
Title: Vice President and Treasurer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

By:	/s/Courtney C. Smith
	Name:	Courtney C. Smith
Title: President

3